Exhibit 99.1

Appian Will Seek to Reinstate Judgment Against Pegasystems, Inc. In Virginia Supreme Court

In its opinion, the Court of Appeals of Virginia fundamentally misread and misapplied precedent from the Supreme Court of Virginia and failed to give due regard to the trial judge’s evidentiary determinations and trial misconduct by Pegasystems

MCLEAN, VA — July 30, 2024 — Appian (Nasdaq: APPN) announced today that it will appeal the decision by the Court of Appeals of Virginia and seek to reinstate its judgment of willful and malicious trade secret misappropriation against Pegasystems Inc. (“Pega”). The verdict from the jury was based on seven weeks of testimony from dozens of witnesses and thousands of pages of documents demonstrating that Pegasystems employed a “spy” to analyze the inner workings of Appian’s software, improve its own product, and generate billions of dollars in revenue based on its misappropriation.

Despite Pega’s claims that there were no “trade secrets” in the case, the Court of Appeals expressly held that Appian presented sufficient evidence to the jury of its trade secrets and that Appian had used reasonable measures to protect those trade secrets. The Virginia jury also found Pegasystems violated the Virginia Computer Crimes Act, but Pegasystems declined to appeal that ruling, meaning that the Virginia Computer Crimes Act violation by Pegasystems is confirmed and final.

The ruling from the three-judge panel of the Court of Appeals sending the case back to the trial court related to the exclusion of evidence, as well as the burdens of proof related to damages in a trade secret case once misappropriation is proven. The Court’s ruling that Pegasystems, which has all the evidence related to its own sales, does not have to show that its sales were unrelated to its unlawful misappropriation isolates Virginia from the rest of the country’s view on trade secret protection. Hypocritically, Pegasystems itself argued that this burden shifting was the correct approach to damages when engaged in its own trade secret litigation.

Appian also believes the Court of Appeals’ reversal of several evidentiary rulings by the trial court was the result of its failure to give appropriate regard to the full record and the trial court’s discretion to conduct a trial over seven weeks involving significant misconduct by Pegasystems. Those rulings were well within the trial judge’s authority and, with respect to several of the rulings, invited by Pega itself.

“We will appeal the ruling to the Supreme Court of Virginia and will seek to reinstate the verdict, and remain confident that the evidence of misappropriation and our right to corresponding damages will be properly addressed by Virginia courts,” stated Christopher Winters, General Counsel of Appian.

During the seven-week trial, Appian presented evidence that Pegasystems hired an employee of a government contractor, to provide Pegasystems with access to Appian's software as a part of an effort to learn how to better compete against Appian. In hiring the contractor, Pegasystems instructed its third-party contracting service to recruit someone who was not "loyal" to Appian. Appian put forward evidence that the contractor passed trade secret information to Pegasystems to enable its employees to build competitive features and train Pegasystems' sales team to better compete against Appian. At one point in the case Alan Trefler, Pegasystems' Founder and CEO, admitted that it was "inappropriate'' for

Pegasystems employees to have hired the contractor, and that the contractor "apparently did things for which he was not entitled."

The contractor, referred to as a "spy" internally at Pegasystems, helped Pegasystems generate dozens of video recordings of the Appian development environment for use by Pegasystems in compiling competitive materials and evaluating improvements to its platform. Appian also submitted evidence that Pegasystems' product development team reviewed the materials provided by the contractor and changed the course of Pegasystems' product engineering to take advantage of the Appian technology they saw. Appian’s expert witness testified that Pegasystems’s software platform would have become obsolete if Pegasystems had not misappropriated Appian’s trade secrets.

If a new trial is ultimately ordered, Appian will seek the full amount of its damages claim presented in the original trial, which exceeds $3 billion.

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Media Contact

Valerie Verlander
pr@appian.com

Forward-Looking Statements

This press release includes forward-looking statements. All statements contained in this press release other than statements of historical facts, including statements regarding Appian's ability to collect on the judgment and to receive attorney's fees, the outcome of any appeal, and the timing of such matters, are forward-looking statements. All aspects of the appeals court decision could be subject to further appeal by Appian or Pegasystems. Appian cannot predict the outcome of any appeals or the time it will take to resolve them. The words "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "will," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, including the risks and uncertainties set forth in the "Risk Factors" section of Appian's Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission on February 15, 2024 and other reports that Appian has filed with the Securities and Exchange Commission. Appian is under no duty to update any of these forward-looking statements after the date of this press release to conform these statements to actual results or revised expectations, except as required by law.